Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Denny’s Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333-53031, 333-58169, 333-58167, 333-95981 (such registration statement also constitutes a post effective amendment to registration statement No. 333-53031), 333-103220, 333-120093, 333-151850, 333-168434, 333-181468, 333-216655 and 333-217843 on Form S-8, and the registration statement (No. 333-117902) on Form S-3 of Denny’s Corporation of our reports dated February 25, 2019, with respect to the consolidated balance sheets of Denny’s Corporation as of December 26, 2018 and December 27, 2017, and the related consolidated statements of income, comprehensive income, shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 26, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 26, 2018, which reports appear in the December 26, 2018 annual report on Form 10‑K of Denny’s Corporation. Our report on the consolidated financial statements refers to a change in method of accounting for revenues from contracts with customers in fiscal year 2018 due to the adoption of the new revenue standard.

/s/ KPMG LLP

Greenville, South Carolina
February 25, 2019